                                                                    EXHIBIT 11.1

                          DIGITAL VIDEO SYSTEMS, INC.

             STATEMENT REGARDING THE COMPUTATION OF PER SHARE LOSS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                Year Ended    Three Months      Year Ended
                                                 March 31,   Ended March 31,   December 31,
                                                   1997           1996            1995
                                                ----------   ---------------   ------------
Net Loss                                         $(12,911)     $(1,361)        $(4,483)
                                                 ========      =======         =======

Weighted average common shares outstanding(1)       9,777        2,175           2,220

Common equivalent shares from common stock,
and preferred stock, and options and warrants
to purchase common stock issued during
the twelve months prior to the Company's
initial public offering(1)                             --        1,991           1,991
                                                 --------      -------         -------

Shares used in computing net loss per share         9,777        4,166           4,211
                                                 ========      =======         =======
Net loss per share                               $  (1.32)     $ (0.33)        $ (1.06)
                                                 ========      =======         =======

Convertible preferred stock issued more than
12 months prior to the initial public
offering(1)                                                                      1,127
                                                                               -------
Pro forma weighted average shares                                                5,338
                                                                               =======
Pro forma net loss per share                                                   $ (0.84)
                                                                               =======

(1) excludes shares placed in escrow